EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 4 January 2017

Tautachrome (OCTQB: TTCM) Issues Letter to Shareholders on Achievements, 2017 Goals

Dear Tautachrome Shareholders:

Last year was amazing for your Company with the achievement of many important milestones and overcoming complex issues that made us stronger and better. Several management changes were made in the Company to streamline and strengthen our operations. Our new team is world class and promises a fantastic 2017.

A major milestone was achieved last month when the Company up-listed to the OTCQB trading market, moving us up and out of the crowded and sometimes controversial OTC Pink marketplace. This up-listing is not a common achievement. The great majority of companies that trade in the OTC Pinks spend the rest of their corporate lives there.

We view our up-listing to the OTCQB trading market as the first step towards our eventual goal of listing our shares on one of the national stock exchanges such as the NASDAQ.

Company management has committed itself to keeping our investors fully informed. Last quarter we launched a social media presence with continuous Company-information flows on Facebook, Twitter and Instagram. And we significantly increased the publication rate of press releases announcing our intentions and actions.

In 2017, aiming to grow Company value and stock liquidity, we will continue our investor relations activities telling the Tautachrome story to potential investors and raising public awareness of how our flagship KlickZie technology will beneficially affect users across the globe.

Our principal shareholders have shown their long-term commitment to Tautachrome and its revolutionary KlickZie technology by cutting the Company’s outstanding shares almost in half by retiring two thirds of their own common share holdings in exchange for non-trading preferred shares with a long five-year holding period. This action has had a strengthening effect on share price, rising by a factor of ten from last September’s low price just before our announcement of the intended share retirement, to its price on December 21, 2016, the day we announced the completion of the share retirement.

We ended 2016 with all of our authentication patent claims being allowed by the U.S. Patent Office. These are the central claims in the Company’s KlickZie technology that provides for the automatic authentication of the videos and photos that flow out of the world’s smartphones. The patent resulting from this allowance is expected to publish and issue in a matter of weeks. Claims related to secure image-capture in the smartphones, and claims covering further inventive features and aspects of authentication, will be pursued with one or two continuation or divisional applications in the coming months, and will enjoy the same effective original filing date as the patent just allowed.

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Tautachrome is the only company in the world with patent claims dedicated to allowing billions of people around the world --all the users of smartphones -- to make pictures and videos, as a normal course of their picture making, that, with evidence-grade reliably, can be authenticated and trusted by any third party anywhere else in the world.

With these allowed patent claims and our continuing patent work, we expect 2017 to bring partners, licensing revenues, additional public awareness, and appreciating share value and liquidity for our investors. Patents of this nature sometimes bring attention from the largest technology companies. We welcome such attention and will meet with all those interested.

In the last weeks of 2016 we began working very hard in developing a KlickZie technology relationship with a giant Fortune 50 company. The implementation of KlickZie technology in this Fortune 50 company would give it a large payoff, both in terms of enhancing its public image and in terms of accelerating the growth of its already giant revenue. We hope and expect that success with this company would engender other successes. Work with this company is still early. If we achieve the success we seek, we will, of course, make a public announcement at that time.

KlickZie technology is uniquely suited to address the recent plague of “fake news.” We believe that sooner or later our technology will be used by all the media giants to play a key role in bringing trustability back to their newsfeeds.

We look forward to an amazing 2017, fully energized, and fully intending to achieve our goals and objectives.

Dr. Jon N Leonard
Chief Executive Officer

About Tautachrome, Inc.

Tautachrome, Inc. (OTCQB:TTCM) is an emerging growth company in the developing digital imagery technology sector. Tautachrome has revolutionary smartphone-image authentication allowed patent claims and breakthrough patents pending, including Talk-to-the-Picture social networking and trustable imagery-based interaction.

Forward-Looking Statements: Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

Contact: Tautachrome, Inc.
520.318.5578
Web: www.tautachrome.com

Paul Knopick

pknopick@eandecommunications.com

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